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                                                                    EXHIBIT 4.03


                              REVOLVING CREDIT NOTE


                                  Dallas, Texas

$7,000,000.00                                                       May 27, 1998

         FOR VALUE RECEIVED, TIDEL ENGINEERING, INC., a Delaware corporation (herein called "Borrower"), promises to pay to the order of CHASE BANK OF TEXAS, N.A., a national banking association (herein called "Payee"), at 2200 Ross Avenue, Dallas, Texas 75201, or at such other place as Payee may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided for in the Credit Agreement and interest on all past due amounts at the Past Due Rate as provided in the Credit Agreement; provided, that for the full term of this note, the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate, if any, applicable to Payee.

         If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Highest Lawful Rate, if any, applicable to Payee, the holder of this note shall refund to the payor or, at the holder's option, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Highest Lawful Rate, if any, applicable to payee. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. To the extent the laws of the State of Texas are applicable for purposes of determining the "Highest Lawful Rate," such term shall mean the "weekly ceiling" from time to time in effect under Article 1D.003, Title 79, Revised Civil Statutes of Texas, as amended, or if permitted by applicable law and effective upon the giving of the notices required by Article 1D.103 (or effective upon any other date otherwise specified by applicable Law), the "monthly ceiling," the "quarterly ceiling," or "annualized ceiling" from time to time in effect under such Chapter 1D of the Texas Credit Title, whichever that Lender shall elect to substitute for the "weekly ceiling," and vice versa, each such substitution to have the effect provided in Chapter 1D of the Texas Credit Title; and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with Chapter 1D of the Texas Credit Title. Pursuant to
Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, and Section 346.004 of the Texas Finance Code, as amended, Borrower agrees that Chapter 15 of the Texas Credit Title and Chapter 346 of the Texas Finance Code (which regulate certain revolving credit loan accounts and revolving tri-party accounts) shall not govern or in any manner apply to the Obligations.










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         This note has been issued pursuant to the terms of a Credit Agreement
(which, as it may have been or may be amended, restated, modified or supplemented from time to time, is herein called the "Credit Agreement") dated June 12, 1997, by and between Borrower and Payee, as amended by the First Amendment to Credit Agreement dated as of February 23, 1998, and by the Second Amendment to Credit Agreement of even date herewith, to which reference is made for all purposes. This note is a Note under the terms of the Credit Agreement, and advances against this note by Payee or other holder hereof, payments and prepayments hereunder and acceleration hereof shall be governed by the Credit Agreement. Capitalized words and phrases used herein and not defined herein and which are defined in the Credit Agreement shall have the same meanings herein as are ascribed to them in the Credit Agreement.

         The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Borrower. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder's records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Borrower's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Borrower's entitlement to credit for that payment as of the date received by the holder.

         Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

         This note is a renewal, extension, modification and rearrangement, and not a novation or extinguishment, of that certain Promissory Note (the "Prior Note") dated June 12, 1997, executed by Borrower, payable to the order of Payee (formerly known as Texas Commerce Bank National Association), in the original principal amount of $5,000,000.00. All rights, titles, liens and security interests securing the Prior Note are preserved, maintained and carried forward to secure this note.




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                                        TIDEL ENGINEERING, INC.,
                                        a Delaware corporation



                                        By: /s/ JAMES T. RASH
                                            James T. Rash, Chairman of the Board